Exhibit 10.5

EXECUTION VERSION

LETTER AMENDMENT NO. 2 AND LIMITED CONSENT
TO AMENDED AND RESTATED NOTE PURCHASE,
GUARANTY AND MASTER SHELF AGREEMENT

As of December 30, 2010

The Prudential Insurance Company of America

c/o Prudential Capital Group

2200 Ross Avenue, Suite 4200E

Dallas, Texas 75201

Ladies and Gentlemen:

We refer to the Amended and Restated Note Purchase, Guaranty and Master Shelf Agreement dated as of December 31, 1996, as amended by Letter Amendment No. 1 dated as of August 30, 2001 (as so amended, the “Agreement”), among Helen of Troy L.P., a Texas limited partnership (the “Company”), Helen of Troy Limited, a Bermuda company, Helen of Troy Limited, a Barbados company, Helen of Troy Texas Corporation, a Texas corporation (“HOT-Texas”), Helen of Troy Nevada Corporation, a Nevada corporation, HOT Nevada Inc., a Nevada corporation (collectively, the “Guarantors”), and The Prudential Insurance Company of America (“Prudential”). Unless otherwise defined in this Letter Amendment No. 2 and Limited Consent to Amended and Restated Note Purchase, Guaranty and Master Shelf Agreement (this “Amendment”), the terms defined in the Agreement shall be used herein as therein defined.

The Company has advised Prudential that HOT-Texas desires to enter into certain transactions that will result in the formation by HOT-Texas of a new subsidiary, KI Acquisition, Inc. (“KIA”), which will merge with and into Kaz, Inc., a New York corporation (“KAZ”), with the effect that KAZ will become a wholly-owned subsidiary of HOT-Texas (collectively, the “Acquisition”). In order to complete the Acquisition, the Company and KIA, among others, have entered into that certain Agreement and Plan of Merger dated as of December 8, 2010 (the “Merger Agreement”), the consummation of which is prohibited pursuant to Section 11.6 of the Agreement.

The Company has requested and, subject to the terms and conditions specified herein, the undersigned holders of Notes have indicated their willingness (i) to consent to the Acquisition and (ii) to make certain amendments to the Agreement in connection therewith, in each case as more particularly set forth herein. Accordingly, subject to satisfaction of the conditions set forth in Section 4 hereof, and in reliance on the representations and warranties of the Helen of Troy Entities set forth in Section 3 hereof, the undersigned holders of Notes hereby agree with the Company, effective as of the Effective Date (as defined in Section 4 hereof), as follows:

1.                                      Amendments to the Agreement.

(a)                                  Amendment to Section 8.1 (Financial and Business Information). Paragraph (e) of Section 8.1 of the Agreement is hereby amended by replacing the reference therein to Section 12(f) of the Agreement with a reference to Section 12(g) of the Agreement.

(b)                                 Amendment to Section 8.2 (Officer’s Certificate). Paragraph (a) of Section 8.2 of the Agreement is hereby amended by deleting such paragraph in its entirety and replacing it with the following:

“(a)                            Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Obligors were in compliance with the requirements of Sections 11.1, 11.2, 11.3, 11.4, 11.5(k) and 11.6 hereof during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and”

(c)                                  Deletion of Section 9.4 (Offer to Prepay, With Make-Whole Amount, From Asset Sale Proceeds). Section 9.4 of the Agreement is hereby deleted and replaced with “[Intentionally Omitted]”.

(d)                                 Amendment to Section 10.5 (Corporate Existence, Licenses and Permits, etc.). Section 10.5 of the Agreement is hereby amended by replacing the references therein to Sections 11.3 and 11.6 of the Agreement with references to Sections 11.6 and 11.7 of the Agreement.

(e)                                  Amendment to Section 10.7 (Covenant to Secure Notes Equally). Section 10.7 of the Agreement is hereby amended by replacing the reference therein to Section 11.2 of the Agreement with a reference to Section 11.5 of the Agreement.

(f)                                    Addition of Sections 10.8 (Additional Guarantors), 10.9 (Notes to Rank Pari Passu), 10.10 (Most Favored Lender Status), 10.11 (Specified Subsidiary Guaranties) and 10.12 (Delivery of the Proposed Note Purchase Agreement). Section 10 of the Agreement is hereby amended by inserting new Sections 10.8, 10.9, 10.10, 10.11 and 10.12 to read as follows:

“10.8.               Additional Guarantors. In addition to the requirements of Section 10.11, Ultimate Parent will cause any Subsidiary which pursuant to either Bank Credit Agreement, and after the Amendment No. 2 Effective Date, becomes a party to as a borrower or obligor, or otherwise guarantees, Debt in respect of either Bank Credit Agreement, to enter into this Agreement, to become a Guarantor subject to the requirements of Section 14 hereof and to deliver to each of the holders of the Notes (concurrently with the incurrence of any such obligation pursuant to such Bank Credit Agreement) the following items:

(a)                                  a joinder agreement in respect of Section 14 of this Agreement;

(b)                                 a certificate signed by the President, a Vice President or another authorized Responsible Officer of Ultimate Parent making representations and warranties to the effect of those contained in Sections 6.5, 6.7 and 6.8, with respect to such Subsidiary and the Guaranty set forth in Section 14, as applicable; and

(c)                                  an opinion of counsel (who may be in-house counsel for Ultimate Parent) addressed to each of the holders of the Notes satisfactory to the Required Holders, to the effect that the Guaranty by such Person pursuant to Section 14 has been duly authorized, executed and delivered and that such Guaranty constitutes the legal, valid and binding contract and agreement of such Person enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

10.9.                     Notes to Rank Pari Passu. The Notes and all other respective obligations under this Agreement of the Helen of Troy entities are and at all times shall remain direct and unsecured obligations of the Helen of Troy Entities ranking pari passu as against the assets of the Helen of Troy Entities with all other Notes from time to time issued and outstanding hereunder without any preference among themselves and pari passu with all other present and future unsecured Debt (actual or contingent) of the Helen of Troy Entities which is not expressed to be subordinate or junior in rank to any other unsecured Debt of the Helen of Troy Entities.

10.10.              Most Favored Lender Status. If any of the Helen of Troy Entities or any Subsidiary enters into, assumes or otherwise becomes bound or obligated under the Proposed Note Purchase Agreement, and if the Proposed Note Purchase Agreement contains one or more Additional Covenants or Additional Defaults, then the terms of this Agreement shall, without any further action on the part of the Helen of Troy Entities or any of the holders of the Notes, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in the Proposed Note Purchase Agreement on the effective date thereof, but only for so long as such Additional Covenants and Additional Defaults remain in effect with respect to the Proposed Note Purchase Agreement. The Company further covenants, upon request of the Required Holders, to promptly execute and deliver at its expense (including, without limitation, the fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement in form and substance satisfactory to the Required Holders evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 10.10, but shall merely be for the convenience of the parties hereto.

10.11.              Specified Subsidiary Guaranties. Upon the earlier of (a) the effective date of the Proposed Note Purchase Agreement and (b) January 31, 2011, Ultimate Parent shall cause each of the Specified Subsidiaries to enter into this Agreement, to become a Guarantor subject to the requirements of Section 14 hereof and to deliver to each of the holders of the Notes the following items:

(i)                                     a joinder agreement in respect of Section 14 of this Agreement;

(ii)                                  a certificate signed by the President, a Vice President or another authorized Responsible Officer of Ultimate Parent making representations and warranties to the effect of those contained in Sections 6.5, 6.7 and 6.8, with respect to such Specified Subsidiary and the Guaranty set forth in Section 14, as applicable; and

(iii)                               an opinion of counsel (who may be in-house counsel for Ultimate Parent) addressed to each of the holders of the Notes satisfactory to the Required Holders, to the effect that the Guaranty by such Specified Subsidiary pursuant to Section 14 has been duly authorized, executed and delivered and that such Guaranty constitutes the legal, valid and binding contract and agreement of such Specified Subsidiary enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.”

10.12.              Delivery of the Proposed Note Purchase Agreement. The Company shall deliver to each of the holders of the Notes an executed copy of the Proposed Note Purchase Agreement within five (5) Business Days after the execution thereof.

(g)                                 Amendment to Section 11 (Negative Covenants). Section 11 of the Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“11.                         NEGATIVE COVENANTS.

During the Issuance Period and so long thereafter as any Note is outstanding and unpaid, each Obligor covenants as follows:

11.1.                     Consolidated Net Worth. The Obligors will not, at any time, permit Consolidated Net Worth to be less than the sum of (a) $500,000,000, plus (b) 25% of Consolidated Net Income (but only if a positive number) for each completed fiscal quarter, beginning with the fiscal quarter ending on November 30, 2010.

11.2.                     Leverage Ratio. The Obligors will not at any time permit the Leverage Ratio to exceed 3.25 to 1.00.

11.3.                     Interest Coverage Ratio. The Obligors will not permit the Interest Coverage Ratio for each period of four consecutive fiscal quarters (calculated as at the end of each fiscal quarter for the four consecutive fiscal quarters then ended) to be less than 2.50 to 1.00.

11.4.                     Priority Debt. The Obligors will not, at any time, permit the aggregate amount of all Priority Debt to exceed 20% of Consolidated Net Worth (Consolidated Net Worth to be determined as of the end of the then most recently ended fiscal quarter of Ultimate Parent).

11.5.                     Limitation on Liens. The Obligors will not, and will not permit any of their Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of any Obligor or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits except:

(a)                                  Liens for taxes, assessments or other governmental charges that are not yet due and payable or the payment of which is not at the time required by Section 10.4;

(b)                                 Liens incidental to the conduct of business or the ownership of properties and assets (including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’ s and other similar Liens for sums not yet due and payable) and Liens to secure the performance of bids, tenders, leases, or trade contracts, or to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation), surety or appeal bonds or other Liens incurred in the ordinary course of business and not in connection with the borrowing of money;

(c)                                  leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to the ownership of property or assets or the ordinary conduct of the business of any Obligor or any of its Subsidiaries, or Liens incidental to minor survey exceptions and the like, provided that such Liens do not, in the aggregate, materially detract from the value of such property;

(d)                                 any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(e)                                  Liens securing Debt of a Subsidiary (other than the Company or HOT-Barbados) to an Obligor or to a Subsidiary;

(f)                                    Liens existing as of the Amendment No. 2 Effective Date and reflected in Schedule 11.5;

(g)                                 Liens incurred after the Amendment No. 2 Effective Date given to secure the payment of the purchase price incurred in connection with the acquisition, construction or improvement of property (other than accounts receivable or inventory) useful and intended to be used in carrying on the business of an Obligor or a Subsidiary, including Liens existing on such property at the time of acquisition or construction thereof or Liens incurred within 365 days of such acquisition or completion of such construction or improvement, provided that (i) the Lien shall attach solely to the property acquired, purchased, constructed or improved; (ii) at the time of acquisition, construction or improvement of such property, the aggregate amount remaining unpaid on all Debt secured by Liens on such property, whether or not assumed by an Obligor or a Subsidiary, shall not exceed the lesser of (x) the cost of such acquisition, construction or improvement or (y) the Fair Market Value of such property (as determined in good faith by one or more officers of an Obligor to whom authority to enter into the transaction has been delegated by the board of directors of such Obligor); and (iii) at the time of such incurrence and after giving effect thereto, no Default or Event of Default would exist;

(h)                                 any Lien existing on property of a Person immediately prior to its being consolidated with or merged into an Obligor or a Subsidiary or its becoming a Subsidiary, or any Lien existing on any property acquired by an Obligor or any Subsidiary at the time such property is so acquired (whether or not the Debt secured thereby shall have been assumed), provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Subsidiary or such acquisition of property, (ii) each such Lien on any acquired property shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property, and (iii) at the time of such incurrence and after giving effect thereto, no Default or Event of Default would exist;

(i)                                     Liens securing Debt on property or assets of any Obligor or its Subsidiaries which Liens were given after the Amendment No. 2 Effective Date, provided such Obligor makes, or causes to be made, effective provision whereby the Notes will be equally and ratably secured with any and all other obligations thereby secured, such security to be pursuant to an agreement reasonably satisfactory to the Required Holders and, in any such case, the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such property;

(j)                                     any extensions, renewals or replacements of any Lien permitted by the preceding subparagraphs (f), (g) and (h) of this Section 11.5, provided that (i) no additional property shall be encumbered by such Liens, (ii) the unpaid principal amount of the Debt or other obligations secured thereby shall not be increased on or after the date of any extension, renewal or replacement, and (iii) at such time and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; or

(k)                                  Liens securing Priority Debt of any Obligor or any Subsidiary, provided that the aggregate principal amount of any such Priority Debt shall be permitted by Section 11.4 and, provided further that no such Liens under this Section 11.5(k) may secure any obligations under the Bank Credit Agreement.

11.6.                     Sales of Assets. The Obligors will not, and will not permit any Subsidiary to, sell, lease or otherwise dispose of any substantial part (as defined below) of the assets of the Obligors and their Subsidiaries (including without limitation the sale or transfer of assets in a sale and leaseback transaction or a securitization transaction or a sale of equity interest in any Subsidiary); provided, however, that any Obligor or any Subsidiary may sell, lease or otherwise dispose of assets constituting a substantial part of the assets of the Obligors and its Subsidiaries if such assets are sold in an arm’s-length transaction and, at such time and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and an amount equal to the net proceeds received from such sale, lease or other disposition shall be used within 365 days of such sale, lease or disposition, in any combination:

(a)                                  to acquire productive assets used or useful in carrying on the business of the Obligors and their Subsidiaries and having a value at least equal to the value of such assets sold, leased or otherwise disposed of; or

(b)                                 to prepay or retire Senior Debt of Ultimate Parent and/or its Subsidiaries, provided that (i) Ultimate Parent shall offer to prepay each outstanding Note in a principal amount which equals the Ratable Portion for such Note, and (ii) any such prepayment of the Notes shall be made at par, together with accrued interest thereon to the date of such prepayment, but without the payment of the Make-Whole Amount. Any offer of prepayment of the Notes pursuant to this Section 11.6 shall be given to each holder of the Notes by written notice that shall be delivered not less than fifteen (15) days and not more than sixty (60) days prior to the proposed prepayment date. Each such notice shall state that it is given pursuant to this Section and that the offer set forth in such notice must be accepted by such holder in writing and shall also set forth (i) the prepayment date, (ii) a description of the circumstances which give rise to the proposed prepayment and (iii) a calculation of the Ratable Portion for such holder’s Notes. Each holder of the Notes which desires to have its Notes prepaid shall notify Ultimate Parent in writing delivered not less than five (5) Business Days prior to the proposed prepayment date of its acceptance of such offer of prepayment. Prepayment of Notes pursuant to this Section 11.6 shall be made in accordance with Section 9.3 (but without payment of the Make-Whole Amount).

As used in this Section 11.6, a sale, lease or other disposition of assets shall be deemed to be a “substantial part” of the assets of Ultimate Parent and its Subsidiaries if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by Ultimate Parent and its Subsidiaries during the period of 12 consecutive months ending on the date of such sale, lease or other disposition, exceeds 10% of the book value of Consolidated Total Assets, determined as of the end of the fiscal year immediately preceding such sale, lease or other disposition; provided that there shall be excluded from any determination of a “substantial part” (i) any sale or disposition of assets in the ordinary course of business of the Obligors and their Subsidiaries, (ii) any transfer of assets from any Obligor to any other Obligor or any Subsidiary or from any Subsidiary to any Obligor or a Subsidiary, provided that, in each case, if the transferor is an Obligor or a Guarantor and the transferee is not another Obligor or another Guarantor, such transfer shall be deemed to be included in any determination of a “substantial part” unless, in accordance with the provisions of Section 10.8 or Section 10.11, such transferee shall have become obligated as a Guarantor under the Guaranty set forth in Section 14, and (iii) any sale or transfer of property acquired by any Obligor or any Subsidiary after the Amendment No. 2 Effective Date to any Person within 365 days following the acquisition or construction of such property by any Obligor or any Subsidiary if such Obligor or such Subsidiary shall concurrently with such sale or transfer, lease such property, as lessee.

11.7.                     Merger and Consolidation. The Obligors will not, and will not permit any of their Subsidiaries to, consolidate with or merge with any other Person or convey, transfer or lease substantially all of their assets in a single transaction or series of transactions to any Person; provided that:

(a)                                  any Subsidiary of an Obligor may (i) consolidate with or merge with, or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to, (x) an Obligor or a Subsidiary so long as in any merger or consolidation involving an Obligor, the Obligor shall be the surviving or continuing corporation or (y) any other Person so long as the survivor is a Subsidiary, or (ii) convey, transfer or lease all of its assets in compliance with the provisions of Section 11.6;

(b)                                 any Obligor may consolidate with or merge with, or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to, any other Obligor so long as (i) in any merger or consolidation involving Ultimate Parent, Ultimate Parent shall be the surviving or continuing corporation, and (ii) in any merger or consolidation involving the Company, if the Company is not the surviving or continuing corporation, such surviving or continuing corporation shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement of the Company and the Notes (pursuant to such agreements and instruments as shall be reasonably satisfactory to the Required Holders), and such surviving or continuing corporation shall have caused to be delivered to each holder of Notes (A) an opinion of nationally recognized independent counsel, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and (B) an acknowledgment from each Guarantor that its respective Guaranty under Section 14 continues in full force and effect; and

(c)                                  the foregoing restriction does not apply to the consolidation or merger of Ultimate Parent with, or the conveyance, transfer or lease of substantially all of the assets of Ultimate Parent in a single transaction or series of transactions to, any Person so long as:

(1)                                  the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of Ultimate Parent as an entirety, as the case may be (the “Successor Corporation”), shall be a solvent entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(2)                                  if Ultimate Parent is not the Successor Corporation, such Successor Corporation shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement (pursuant to such agreements and instruments as shall be reasonably satisfactory to the Required Holders), and the Successor Corporation shall have caused to be delivered to each holder of Notes (A) an opinion of nationally recognized independent counsel, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and (B) an acknowledgment from HOT-Barbados and each Guarantor that its respective Guaranty under Section 14 continues in full force and effect; and

(3)                                  immediately after giving effect to such transaction no Default or Event of Default would exist.

11.8.                     Nature of Business. The Obligors and their Subsidiaries will not engage in any business, if, as a result, when taken as a whole, the general nature of the business of the Obligors and their Subsidiaries would be substantially changed from the general nature of the business conducted by the Obligors and their Subsidiaries on the Amendment No. 2 Effective Date.

11.9.                     Transactions with Affiliates. The Obligors will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than an Obligor or another Subsidiary), except in the ordinary course and upon fair and reasonable terms that are not materially less favorable to such Obligor or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

11.10.              Terrorism Sanctions Regulations. The Obligors will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of

the Anti Terrorism Order or (b) knowingly engage in any dealings or transactions with any such Person.

(h)                                 Amendment to Section 12. Section 12 of the Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“12.                    EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)                                  any Obligor defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)                                 any Obligor defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)                                  any Obligor defaults in the performance of or compliance with any term contained in Section 11 beyond any period of grace or cure period provided with respect thereto; or

(d)                                 any Obligor defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 12) and such default is not remedied within (i) 30 days after the earlier of (A) a Responsible Officer obtaining actual knowledge of such default or (B) any Obligor receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 12) or (ii) five (5) Business Days with respect to any default of Section 10.11; or

(e)                                  the Guaranty in Section 14 ceases to be a legally valid, binding and enforceable obligation or contract of any Guarantor thereunder (other than upon release of any Guarantor from the Guaranty in accordance with Section 14.3(h) hereof), or any Guarantor thereunder or any Affiliate by, through or on account of any such Person, challenges the validity, binding nature or enforceability of such Guaranty; or

(f)                                    any representation or warranty made in writing by or on behalf of any Obligor or any Guarantor or by any officer of any Obligor or any Guarantor in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(g)                                 (i) any Obligor or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or prepayment premium or interest (in the payment amount of at least $100,000) on any Debt other than the Notes that is outstanding in an aggregate principal amount of at least $20,000,000 beyond any period of grace provided with respect thereto, or (ii) any Obligor or any Subsidiary is in default in the performance of or compliance with any term of any instrument, mortgage, indenture or other agreement relating to any Debt other than the Notes in an aggregate principal amount of at least

$20,000,000 or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared, due and payable or one or more Persons has the right to declare such Debt to be due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), any Obligor or any Subsidiary has become obligated to purchase or repay Debt other than the Notes before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $20,000,000 or one or more Persons have the right to require any Obligor or any Subsidiary to purchase or repay such Debt; or

(h)                                 any Obligor, any Material Subsidiary or any Guarantor (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(i)                                     a court or governmental authority of competent jurisdiction enters an order appointing, without consent by any Obligor, any of its Material Subsidiaries or any Guarantor, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of any Obligor, any of its Material Subsidiaries or any Guarantor, or any such petition shall be filed against any Obligor, any of its Material Subsidiaries or any Guarantor and such petition shall not be dismissed within 60 days; or

(j)                                     a final judgment or judgments at any one time outstanding for the payment of money aggregating in excess of $20,000,000 are rendered against one or more of any Obligor, its Subsidiaries or any Guarantor and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(k)                                  if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified any Obligor or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $20,000,000, (iv) any Obligor or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) any Obligor or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) any Obligor or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that could increase the liability of any Obligor or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

As used in Section 12(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.”

(i)                                     Amendment to Section 13.1 (Acceleration). Section 13.1 of the Agreement is hereby amended by deleting the references therein to paragraphs (g) and (h) of Section 12 and replacing them with references to paragraphs (h) and (i), respectively, of Section 12.

(j)                                     Addition to Section 14.3 (General Provisions Relating to The Guaranty). Section 14.3 of the Agreement is hereby amended by the addition of the following as a new paragraph (h):

“(h)                           The holders of the Notes agree to discharge and release any Guarantor, other than any Guarantor who is also an Obligor, from this guaranty upon the written request of the Company, provided that (i) such Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Guarantor under this guaranty) as an obligor and guarantor under and in respect of each Bank Credit Agreement and the Company so certifies to the holders of the Notes in a certificate of a Responsible Officer, (ii) at the time of such release and discharge, the Company shall deliver a certificate of a Responsible Officer to the holders of the Notes stating that no Default or Event of Default exists, and (iii) if any fee or other form of consideration is given to any holder of Debt of the Company as consideration for or as an inducement to consenting to the release and discharge of such Guarantor as an obligor or guarantor of such Debt, the holders of the Notes shall receive equivalent consideration for granting their consent to the release and discharge of such Guarantor from this guaranty.”

(k)                                  Amendment to Schedule B (Defined Terms). Schedule B of the Agreement is hereby amended as follows:

(i)                                     by deleting each of the following defined terms in its entirety and replacing it with the corresponding new defined term specified below:

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus, to the extent deducted in computing such Consolidated Net Income and without duplication, (a) depreciation and amortization expense for such period, (b) Consolidated Interest Expense for such period, (c) income tax expense for such period, and (d) other non-cash charges for such period, all as determined in accordance with GAAP. For purposes of calculating Consolidated EBITDA for any period of four consecutive quarters, if during such period Ultimate Parent or any Subsidiary shall have acquired or disposed of any Person or acquired or disposed of all or substantially all of the operating assets of any Person, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

“Consolidated Net Worth” means the consolidated stockholder’s equity of Ultimate Parent and its Subsidiaries, as defined according to GAAP, less the sum of (i) minority interests and (ii) Restricted Investments in excess of 10% of stockholders’ equity of Ultimate Parent and its Subsidiaries.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America, provided that for purposes of determining compliance with the covenants set out in this Agreement, any election by the Company or any other Obligor to measure an item of Debt using fair value (as permitted by Statement of Financial Accounting Standards Nos. 157 and 159) shall be disregarded and such determination shall be made by valuing indebtedness at 100% of the outstanding principal thereof.

“Guarantors” means Ultimate Parent, HOT-Barbados, HOT-Texas, General Partner, Limited Partner and any person executing a joinder pursuant to Section 10.8 and Section 10.11; “Guarantor” means any one of the aforementioned entities.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)                                  to purchase such Debt or obligation or any property constituting security therefor primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation;

(b)                                 to advance or supply funds (i) for the purchase or payment of such Debt or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation;

(c)                                  to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation; or

(d)                                 otherwise to assure the owner of such Debt or obligation against loss in respect thereof.

In any computation of the Debt or other liabilities of the obligor under any Guaranty, the Debt or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor, provided that the amount of such Debt outstanding for purposes of this Agreement shall not exceed the maximum amount of Debt that is the subject of such Guaranty.

“Investments” means all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, Debt or other obligations or securities or by loan, advance, capital contribution or otherwise.

“Restricted Investments” means all Investments except the following:

(a)           current assets arising from the sale of goods and services in the ordinary course of business of Ultimate Parent;

(b)           property to be used in the ordinary course of business;

(c)           Investments existing on the Amendment No. 2 Effective Date and described in Schedule 11.1;

(d)           Investments in obligations issued by the United States of America or an agency thereof, or Canada (or any province thereof), so long as such agency obligations have been unconditionally guaranteed by the United States of America or Canada, as the case may be, provided that such obligations mature within 365 days from the date of acquisition thereof;

(e)           Investments in certificates of deposit or banker’s acceptances issued by an Acceptable Bank, provided that such obligations mature within 365 days from the date of acquisition thereof;

(f)            Investments in commercial paper which shall have been given one of the highest two ratings by S&P or Moody’s and maturing not more than 270 days from the date of creation thereof;

(g)           Investments in Repurchase Agreements;

(h)           Investments in one or more Subsidiaries or any Person that becomes a Subsidiary;

(i)            Investments in tax-exempt obligations of any state of the United States of America, or any municipality of any such state, in each case which shall have been given one of the highest two ratings by S&P or by Moody’s, provided that such obligations mature within 365 days from the date of acquisition thereof;

(j)            Investments in treasury stock or common stock of Ultimate Parent; and

(k)           Investments in money market instrument programs which are classified as current assets in accordance with GAAP, which money market instrument programs are administered by an “investment company” regulated under the

Investment Company Act of 1940 and which money market instrument programs hold only Investments satisfying the criteria set forth in clauses (d), (e), (f) and (g) above.

As used in this definition of “Restricted Investments”:

“Repurchase Agreement” means any written agreement:

(a)           that provides for (1) the transfer of one or more United States Governmental Securities in an aggregate principal amount at least equal to the amount of the Transfer Price (defined below) to Ultimate Parent or any of its Subsidiaries from an Acceptable Bank or an Acceptable Broker-Dealer against a transfer of funds (the “Transfer Price”) by Ultimate Parent to such Acceptable Bank or Acceptable Broker-Dealer, and (2) a simultaneous agreement by Ultimate Parent, in connection with such transfer of funds, to transfer to such Acceptable Bank or Acceptable Broker-Dealer the same or substantially similar United States Governmental Securities for a price not less than the Transfer Price plus a reasonable return thereon at a date certain not later than 365 days after such transfer of funds,

(b)           in respect of which Ultimate Parent shall have the right, whether by contract or pursuant to applicable law, to liquidate such agreement upon the occurrence of any default thereunder, and

(c)           in connection with which Ultimate Parent, or an agent thereof, shall have taken all action required by applicable law or regulations to perfect a Lien in such United States Governmental Securities.

“Acceptable Bank” means any bank or trust company (i) which is organized under the laws of the United States of America or any state thereof, (ii) which has capital, surplus and undivided profits aggregating at least $250,000,000, and (iii) whose long-term unsecured debt obligations (or the long-term unsecured debt obligations of the bank holding company owning all of the capital stock of such bank or trust company) shall have been given a rating of “A” or better by S&P, “A2” or better by Moody’s or an equivalent rating by any other credit rating agency of recognized national standing.

“Acceptable Broker-Dealer” means any Person other than a natural person (i) which is registered as a broker or dealer pursuant to the Exchange Act and (ii) whose long-term unsecured debt obligations shall have been given a rating of “A” or better by S&P, “A2” or better by Moody’s or an equivalent rating by any other credit rating agency of recognized national standing.

(ii)           by deleting each of the following defined terms in its entirety:

“Asset Sale”

“Capital Stock”

“Consolidated Fixed Charges”

“Consolidated Indebtedness”

“Consolidated Net Earnings”

“Consolidated Total Capitalization”

“Credit Facility”

“EBITDA”

“Excess Proceeds”

“Fixed Charges”

“Hong Kong Office Space”

“Licenses”

“Net Cash Proceeds”

“Noteholders’ Share”

“Replacement Assets”

“Revlon Licenses”

“Sale-Leaseback Transaction”

“Trigger Amount”

“Vidal Sassoon Agreements”

(iii)          by adding each of the following defined terms in the appropriate alphabetical position therein:

“Additional Covenant” means any affirmative or negative covenant applicable to any of the Helen of Troy Entities or any Subsidiary, the subject matter of which either (i) is similar (or substantially identical) to that of the covenants in Sections 10 and 11 of this Agreement, or related definitions in Schedule B to this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the holder or holders of the Debt created or evidenced by the Proposed Note Purchase Agreement (and such provision shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of the covenants in Sections 10 and 11 of this Agreement, or related definitions in Schedule B to this Agreement.

“Additional Default” means any provision contained in the Proposed Note Purchase Agreement which permits the holder or holders of Debt to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires any of the Helen of Troy Entities or any Subsidiary to purchase such Debt prior to the stated maturity thereof and which either (i) is similar (or substantially identical) to the Defaults and Events of Default contained in Section 12 of this Agreement, or related definitions in Schedule B to this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holders of such other Debt (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of the Defaults and Events of Default contained in Section 12 of this Agreement, or related definitions in Schedule B to this Agreement.

“Amendment No. 2 Effective Date” means the date on which all conditions to effectiveness set forth in Section 4 of Letter Amendment No. 2 to this Agreement shall have been satisfied.

“Bank Credit Agreement” means, collectively and individually, (i) that certain Credit Agreement, dated as of December 30, 2010, among the Company, Ultimate Parent, Bank of America, N.A., as administrative agent, and the other financial institutions party thereto and (ii) that certain Term Loan Credit Agreement, dated as of December 30, 2010, among the Company, Ultimate Parent, Bank of America, N.A., as administrative agent, and the other financial institutions party thereto, in each case, as amended, restated, joined, supplemented, increased or otherwise modified from time to time, and any renewals, extensions, increases or replacements thereof.

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

“Consolidated Debt” means as of any date of determination the total amount of all Debt of Ultimate Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated EBIT” means, for any period, the sum of Consolidated Net Income for such period, plus, to the extent deducted in calculating Consolidated Net Income for such period, the total of (a) Consolidated Interest Expense for such period, (b) income tax expense for such period for Ultimate Parent and its Subsidiaries, all determined in accordance with GAAP, (c) any asset impairment charges incurred during such period, and (d) any write-downs of goodwill or other intangibles during such period.

“Consolidated Interest Expense” means, for any period, the gross interest expense of Ultimate Parent and its Subsidiaries deducted in the calculation of Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of Ultimate Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied.

“Debt” means, with respect to any Person, without duplication,

(a)           its liabilities for borrowed money;

(b)           its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable and other accrued liabilities arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)           its Capital Lease Obligations;

(d)           all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities); and

(e)           Guaranties of such Person with respect to liabilities of a type described in any of clauses (a) through (d) hereof.

Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (e) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Fair Market Value” means, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell), as reasonably determined in the good faith opinion of the board of directors of Ultimate Parent.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBIT for such period of Ultimate Parent and its Subsidiaries, to (b) Consolidated Interest Expense for such period of Ultimate Parent and its Subsidiaries, in each case for the items set forth in clauses (a) and (b) for the period of four consecutive fiscal quarters ending on such date.

“Letter Amendment No. 2” means that certain Letter Amendment No. 2, Limited Waiver and Limited Consent to Amended and Restated Note Purchase, Guaranty and Master Shelf Agreement, dated as of December 30, 2010.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Debt on such date to (b) Consolidated EBITDA for the period of the four consecutive fiscal quarters most recently ended.

“Material Subsidiary” means, at any time, any Subsidiary of Ultimate Parent which, together with all other Subsidiaries of such Subsidiary, accounts for more than (i) 5% of the consolidated assets of Ultimate Parent and its Subsidiaries or (ii) 5% of consolidated revenue of Ultimate Parent and its Subsidiaries.

“Moody’s” means Moody’s Investors Service, Inc.

“Obligor” means the Company, HOT-Barbados or Ultimate Parent, and “Obligors” means, collectively, the Company, HOT-Barbados and Ultimate Parent.

“Proposed Note Purchase Agreement” means the proposed Note Purchase Agreement expected to be dated on or about January 12, 2011 among Ultimate Parent, the Company, HOT-Barbados and the Purchasers (as defined therein) with respect to the Company’s issuance and sale of $100,000,000 3.90% senior notes due on or about January 12, 2018.

“Priority Debt” means (without duplication), as of the date of any determination thereof, the sum of (a) all unsecured Debt of Subsidiaries (including all Guaranties of Debt of the Obligors but excluding (x) Debt owing to any Obligor or any other Subsidiary, (y) Debt outstanding at the time such Person became a Subsidiary, provided that such Debt shall have not been incurred in contemplation of such person becoming a Subsidiary, and (z) all Guaranties of Debt of the Obligors by any Subsidiary which has also guaranteed the Notes), and (b) all Debt of the Obligors and its Subsidiaries secured by Liens other than Debt secured by Liens permitted by subparagraphs (a) through (j), inclusive, of Section 11.5.

“Ratable Portion” means, with respect to any Note, an amount equal to the product of (x) the amount equal to the net proceeds being so applied to the prepayment of Senior Debt in accordance with Section 11.6(b), multiplied by (y) a fraction the numerator of which is the outstanding principal amount of such Note and the denominator of which is the aggregate principal amount of Senior Debt of the Company and its Subsidiaries being prepaid pursuant to Section 11.6(b).

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Senior Debt” means, as of the date of any determination thereof, all Consolidated Debt, other than Subordinated Debt.

“Specified Subsidiaries” means, collectively, (a) Idelle Labs, Ltd., a Texas limited partnership, (b) OXO International, Ltd., a Texas limited partnership, (c) Helen of Troy Macao Offshore Ltd., a Macao company, (d) KAZ, (e) Kaz USA, Inc., a Massachusetts corporation, and (f) Kaz Canada, Inc., a Massachusetts corporation; “Specified Subsidiary” means any one of the aforementioned entities.

“Subordinated Debt” means all unsecured Debt of any Obligor or any Subsidiary which shall contain or have applicable thereto subordination provisions providing for the subordination thereof to other Debt of such Person (including, without limitation, being subordinated to the obligations of the Obligors or their Subsidiary under this Agreement or the Notes).

(l)           Addition of Schedule 11.1 (Existing Investments). A new Schedule 11.1 is added to the Agreement in the form of Schedule 11.1 to this Amendment.

(m)         Addition of Schedule 11.5 (Existing Liens). A new Schedule 11.5 is added to the Agreement in the form of Schedule 11.5 to this Amendment.

2.           Limited Consent. Subject to the terms and conditions set forth herein, the undersigned holders of Notes hereby consent the Acquisition to the extent consummated, in all material respects, on the terms and conditions set forth in the Merger Agreement. Except as explicitly set forth in this Section 2, nothing herein is intended to affect the continuing obligations of the Helen of Troy Entities to comply with, or the continuing rights of the holders with respect to, any provision of the Agreement.

3.           Representations and Warranties. In order to induce each of the undersigned holders of Notes to enter into this Amendment, the Helen of Troy Entities hereby jointly and severally represent and warrant as follows:

(a)                                                                                  The execution, delivery and performance by each of the Helen of Troy Entities of this Amendment, the Agreement as amended hereby and each other document or instrument to be delivered by any of the Helen of Troy Entities pursuant to this Amendment have in each case been duly authorized by all necessary corporate or other organizational action and do not and will not (i) contravene the terms of the certificate of incorporation, the certificate of formation, the bylaws, the partnership agreement or other equivalent organizational documents of any of the Helen of Troy Entities, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any contractual obligation to which any of the Helen of Troy Entities is a party or any order, injunction, writ or decree of any governmental authority binding on any of the Helen of Troy Entities or their respective properties, or (iii) violate any applicable law binding on or affecting any of the Helen of Troy Entities.

(b)                                                                                 On and as of the Effective Date, no Default or Event of Default exists under the Agreement, and no default, event of default or potential default or event of default exists under the Bank Credit Agreement.

(c)                                                                                  Annex I attached to this Amendment contains (except as noted therein) complete and correct lists of the Subsidiaries of Ultimate Parent, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by Ultimate Parent and each other Subsidiary, and all other Investments of Ultimate Parent and its Subsidiaries in the equity interests in any other corporation or entity (other than a Subsidiary).

4.           Conditions to Effectiveness. This Amendment shall become effective as of the date first written above (the “Effective Date”) when and if:

(a)          each of the undersigned holders of the Notes shall have received the following, each to be dated effective as of the Effective Date unless otherwise indicated, and each to be in form and substance satisfactory to such holders and executed and delivered by each of the parties thereto, as applicable:

(i)           this Amendment; and

(ii)          the Merger Agreement;

(b)         the Company shall have paid all reasonable unpaid fees and expenses of the undersigned holders’ counsel, Baker Botts L.L.P.; and

(c)          the representations and warranties set forth in Section 3 of this Amendment shall be true and correct as of the date of this Amendment.

5.             Miscellaneous.

(a)           Effect on Agreement. On and after the Effective Date, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, or words of like import referring to the Agreement and each reference in the Notes and all other documents executed in connection with the Agreement to “the Agreement”, “thereunder”, “thereof”, or words of like import referring to the Agreement shall mean the Agreement as amended by this Amendment. The Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

(b)           Counterparts. This Amendment may be executed in any number of counterparts (including those transmitted by facsimile) and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same Amendment. Delivery of this Amendment may be made by facsimile or electronic transmission of a duly executed counterpart copy hereof; provided that any such delivery by electronic transmission shall be effective only if transmitted in .pdf format, .tif format or other format in which the text is not readily modifiable by any recipient thereof.

(c)           Expenses. The Company and each Guarantor confirms its agreement, pursuant to Section 17.1 of the Agreement, to pay promptly all expenses of the undersigned holders of Notes related to the preparation, negotiation, reproduction, execution and delivery of this Amendment and all matters contemplated hereby and thereby, including, without limitation, all fees and expenses of counsel to such holders (including all fees and expenses of such counsel incurred in connection with the delivery of the Specified Subsidiaries’ Guaranties pursuant to Section 10.11 of the Agreement).

(d)           Governing Law. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

{Remainder of this page blank; signature pages follow.}

If you agree to the terms and provisions hereof, please evidence your agreement by executing and returning at least one counterpart to the Company at 1 Helen of Troy Plaza, El Paso, Texas 79912, Attention: Chairman of the Board and Secretary.

Very truly yours,

HELEN OF TROY L.P.,
a Texas limited partnership

By:	HELEN OF TROY NEVADA CORPORATION, a Nevada corporation, its General Partner

By:	/s/ Gerald J. Rubin
Name:	Gerald J. Rubin
Title:	Chairman, CEO & President

HELEN OF TROY LIMITED, a Bermuda company

By:	/s/ Gerald J. Rubin
Name:	Gerald J. Rubin
Title:	Chairman, CEO & President

HELEN OF TROY LIMITED, a Barbados company

By:	/s/ Gerald J. Rubin
Name:	Gerald J. Rubin
Title:	Chairman, CEO & President

HELEN OF TROY TEXAS CORPORATION, a Texas corporation

By:	/s/ Gerald J. Rubin
Name:	Gerald J. Rubin
Title:	Chairman, CEO & President

Signature Page to Letter Amendment No. 2 and Limited Consent

HELEN OF TROY NEVADA CORPORATION, a Nevada corporation

By:	/s/ Gerald J. Rubin
Name:	Gerald J. Rubin
Title:	Chairman, CEO & President

HOT NEVADA INC., a Nevada corporation

By:	/s/ Gerald J. Rubin
Name:	Gerald J. Rubin
Title:	Chairman, CEO & President

Agreed to as of the date first above written:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Randall M. Kob
Vice President

Signature Page to Letter Amendment No. 2 and Limited Consent